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                             STINSON, MAG & FIZZELL
                           A PROFESSIONAL CORPORATION

                               1201 WALNUT STREET
                        KANSAS CITY, MISSOURI 64106-2150
                             TELEPHONE 816.842.8600
                             FACSIMILE 816.691.3495
                                MAILING ADDRESS:
                                 P.O. BOX 419251
                         KANSAS CITY, MISSOURI 64141-6251


                                 August 13, 1999

Volume Services America, Inc.
300 First Stamford Place
P.O. Box 10203
Stamford, CT 06904-2203


       Re:    Volume Services, Inc. and
              Servo-Kansas, Inc.

Ladies and Gentlemen:

     We have been retained as special Kansas counsel for Volume Services, Inc., a Kansas corporation (" Volume Services"), and Servo-Kansas, Inc., a Kansas corporation ("Servo-Kansas", and together with Volume Services, the "Kansas Guarantors"), to furnish you with certain requested opinions in connection with the Registration Statement on Form S-4 (No. 333-79419) filed with the Securities and Exchange Commission (the "Registration Statement").

     In such capacity, we have reviewed a photocopy of the executed Indenture, dated as of March 4, 1999 (the "Indenture"), among Volume Services America, Inc., the Kansas Guarantors, the other Guarantors identified therein, and Norwest Bank Minnesota, National Association, as trustee. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and certificates of public officials and of officers and directors of the Kansas Guarantors, and have made such investigations of legal matters and factual matters relevant thereto, as we have deemed necessary in order to express the opinions set forth below.

     In rendering the opinions set forth below, we have made, with your permission, and without independent investigation on our part, the following assumptions:

LEAWOOD, KANSAS                OMAHA, NEBRASKA               ST. LOUIS, MISSOURI

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Volume Services America, Inc.
August 13, 1999
Page 2

     a. We have assumed that all certifications of public officials and officers and directors of the Kansas Guarantors concerning factual matters are accurate and complete.

     b. We have assumed (i) the genuineness of all signatures, (ii) that all documents submitted to us as certified, conformed, photostatic or telefacsimilied copies conform to the original documents, and (iii) that all such original documents and all documents submitted to us as originals are authentic.

     c. We have assumed that there is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of the Indenture.

     d. We have, to the extent we have deemed appropriate, assumed that the statements, recitals, representations and warranties as to matters of fact set forth in the Indenture were accurate and complete at the time made.

        Based on the foregoing and subject to the assumptions, qualifications and limitations referred to or identified herein, we are of the following opinions as of the date hereof:

     1 . The Indenture has been duly authorized by all requisite corporate action on the part of the Kansas Guarantors. The Kansas Guarantors have duly executed and delivered the Indenture.

     2. On the March 4, 1999 date of execution and delivery of the Indenture, neither the execution and delivery by the Kansas Guarantors of the Indenture nor the agreement by the Kansas Guarantors to perform their respective obligations thereunder violated the laws of the State of Kansas.

         The opinions and statements expressed herein are subject to the following qualifications and limitations:

     A. Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Kansas.

     B. We are expressing no opinion with respect to any document other than the Indenture, and are expressing no opinion as to the validity or enforceability of any document.

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Volume Services America, Inc.
August 13, 1999
Page 3


     C. We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Securities and Exchange Commission or any state securities regulatory agency, including the Registration Statement.

        The opinions set forth herein are rendered only to you and are solely for your benefit in connection with the Registration Statement. The opinions set forth herein may not be used, circulated, quoted or otherwise relied upon by you for any other purpose or by any other person or entity for any purpose without our prior written consent; provided, however, that your counsel, Simpson Thacher & Bartlett, may be furnished a copy of this opinion letter and may rely upon the opinions set forth herein in connection with their provision of certain legal opinions in connection with the Registration Statement. The opinions herein are expressed only with respect to the present status of law in the State of Kansas and we undertake no obligation or responsibility to update or supplement these opinions in response to subsequent changes in the law or future events affecting the Indenture or the Registration Statement.


                                          Very truly yours,

                                          /s/ Stinson, Mag & Fizzell